Exhibit 99.26(n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of

Securian Life Insurance Company and

Policy Owners of Securian Life Variable Universal Life Account:

We Consent to the use of our report dated March 21, 2013, with respect to the consolidated financial statements and supplementary schedules of Securian Life Insurance Company (the Company) and our report dated April 10, 2013 on the financial statements of Securian Life Variable Universal Life Account included herein and to the reference to our firm as experts under the heading “FINANCIAL STATEMENTS” in Part B of the Registration Statement.

/s/ KPMG LLP

Minneapolis, MN

April 24, 2013